Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release February 4, 2022

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $482,000 or $0.06 diluted earnings per share for the three months ended December 31, 2021, compared to net earnings of $370,000 or $0.04 diluted earnings per share for the three months ended December 31, 2020, an increase of $112,000 or 30.3%. Net earnings were $1.1 million or $0.13 diluted earnings per share for the six months ended December 31, 2021, compared to net earnings of $655,000 or $0.08 diluted earnings per share for the six months ended December 31, 2020, an increase of $395,000 or 60.3%.

The increase in net earnings for the quarter ended December 31, 2021 was primarily attributable to lower non-interest expense, lower provision for loan losses, and lower income taxes, which were partially offset by decreased net interest income and decreased non-interest income.

Non-interest expense decreased $135,000 or 6.7% to $1.9 million for the quarter ended December 31, 2021, due primarily to a decrease to expenses relating to the Company’s employee compensation and benefits due to a decrease in the required contribution to its defined benefit (“DB”) pension plan for the current fiscal year. The Company’s DB plan administrator estimates contributions for the fiscal year ending June 30, 2022, to be approximately $376,000, compared to $955,000 in contributions for the fiscal year ended June 30, 2021. The Company recorded no provision for loan losses for the three-month period ended December 31, 2021, compared to a provision of $108,000 recorded for the prior year quarter. The lower provision was primarily in response to decreases in total loans during the period. Net interest income decreased $140,000 or 5.7% to $2.3 million, as interest income decreased at a faster pace than interest expense for the quarter just ended. Interest income decreased $221,000 or 7.4% to $2.8 million for the quarterly period just ended, while interest expense decreased $81,000 or 15.3% and totaled $448,000 for the three months ended December 31, 2021. The decrease in interest income period-to-period was due primarily to a decrease in the average rate earned on interest-earning assets, although the average volume of interest-earning assets also decreased period to period. Interest expense decreased period-to-period due to both a decrease in the average rate paid on funding sources as well as a decrease in the volume of funding sources during the three-month period ended December 31, 2021. Non-interest income decreased $23,000 or 18.7% to $100,000 for the recently ended quarter due primarily to decreased net gains on sales of loans. The decrease in net gains on sales of loans was primarily due to reduced volume of loans sold during the comparable period. The Company sells most of its long-term, fixed-rate mortgage loans to the Federal Home Loan Bank of Cincinnati, while retaining the servicing rights on the loans.

The increase in net earnings on a six-month basis was primarily attributable to lower non-interest expense, decreased provision for loan losses, and higher non-interest income, which were partially offset by increased provision for income tax and decreased net interest income.

Non-interest expense decreased $237,000 or 5.8% to $3.9 million for the six months ended December 31, 2021, due primarily to a decrease in the Company’s required contribution to its DB pension plan referenced above. The Company recorded no provision for loan losses for the six-month period ended December 31, 2021, compared to a provision of $192,000 recorded for the prior year period. Non-interest income increased $77,000 or 30.7% and totaled $328,000 for the recently-ended six month period, primarily due to increased net gains on sales of loans. Interest income decreased $276,000 or 4.6% to $5.8 million for the semi-annual period just ended, while interest expense decreased $251,000 or 21.5% and totaled $917,000 for the six months ended December 31, 2021. The decrease in interest income period-to-period was due primarily to a decrease in the average rate earned on interest-earning assets. Likewise, the interest expense decrease period-to-period was due primarily to a decreased average rate paid on funding sources during the period ended December 31, 2021.

At December 31, 2021, assets totaled $339.6 million, an increase of $1.5 million or 0.4%, compared to $338.1 million at June 30, 2021. The increase in assets was attributed primarily to a $23.6 million or 109.2% increase in cash and cash equivalents, which totaled $45.3 million at December 31, 2021, while loans, net decreased $21.2 million or 7.1% to $276.7 million. The decrease in loans is primarily due to the combined effect of: the fact that certain borrowers sold their real estate holdings to realize the benefit of increased market  values; certain borrowers sold properties due to age or health issues; and management’s determination not to match terms of certain loans offered by other financial institutions that management did not believe to be prudent. Deposits increased $10.0 million or 4.4% to $236.8 million at December 31, 2021 compared to June 30, 2021 while advances decreased $8.1 million or 14.2% to $48.8 million at the end of the period.

At December 31, 2021, the Company reported its book value per share as $6.41. The change in shareholders’ equity was primarily associated with net profits for the period, less dividends paid on common stock and common stock repurchased for treasury purposes.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2021. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2021, the Company had approximately 8,218,215 shares outstanding of which approximately 57.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)	December 31,	June 30,
	2021	2021
ASSETS	(Unaudited)
Cash and cash equivalents	$45,292	$21,648
Time deposits in other financial institutions	--	247
Investment Securities	441	495
Loans available-for sale	585	1,307
Loans, net	276,684	297,902
Real estate acquired through foreclosure	51	82
Goodwill	947	947
Other Assets	15,568	15,435
Total Assets	$339,568	$338,063
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$236,838	$226,843
FHLB Advances	48,822	56,873
Other Liabilities	1,249	2,051
Total liabilities	286,909	285,767
Shareholders’ Equity	52,659	52,296
Total liabilities and shareholders’ equity	$339,568	$338,063
Book value per share	$6.41	$6.36
Tangible book value per share	$6.29	$6.25
Outstanding shares	8,218,215	8,222,046

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Six months ended Dec. 31,		Three months ended Dec. 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Interest Income	$5,755	$6,031	$2,781	$3,002
Interest Expense	917	1,168	448	529
Net Interest Income	4,838	4,863	2,333	2,473
Provision for Losses on Loans	--	192	--	108
Non-interest Income	328	251	100	123
Non-interest Expense	3,875	4,112	1,894	2,029
Income Before Income Taxes	1,291	810	539	459
Income Taxes	241	155	57	89
Net Income	$1,050	$655	$482	$370
Earnings per share:
Basic and Diluted	$0.13	$0.08	$0.06	$0.04
Weighted average outstanding shares:
Basic and Diluted	8,217,298	8,220,552	8,217,207	8,218,292

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